Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-00000) pertaining to the Amended and Restated 2006 Employee Stock Purchase Plan of Willdan Group, Inc. of our report dated March 31, 2015, except for Note 12, for which the date is March 15, 2016, with respect to the consolidated financial statements of Willdan Group, Inc. and subsidiaries included in its Annual Report (Form 10-K) for the year ended December 30, 2016, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Los Angeles, California

June 30,  2017